PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES CLOSING OF SALE OF
NATIONAL RESPONSE CORPORATION, NRCES
AND SEACOR RESPONSE

Fort Lauderdale, Florida
March 19, 2012

FOR IMMEDIATE RELEASE — SEACOR Holdings Inc. (NYSE: CKH) today announced that it closed its previously announced agreement to sell a portion of its environmental business to J.F. Lehman & Company, a leading middle-market private equity firm focused on the defense, aerospace and maritime sectors. The businesses sold included National Response Corporation (NRC), one of the largest providers of oil spill response services in the United States; NRC Environmental Services Inc., a leading provider of environmental and industrial services on the West Coast; and SEACOR Response Ltd. which provides oil spill and emergency response services to customers in various international markets. The transaction did not include O’Brien’s Response Management Inc., a leading provider of crisis and emergency preparedness and response management services, which will continue to be a subsidiary of SEACOR Holdings Inc. post-closing.

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SEACOR is a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries. SEACOR offers customers a diversified suite of services including offshore marine, aviation, inland river, marine transportation, environmental, commodity trading and logistics and offshore and harbor towing. SEACOR is focused on providing highly responsive local service combined with the highest safety standards, innovative technology, modern, efficient equipment and dedicated professional employees.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.